IDX Funds 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2025, relating to the consolidated financial statements and consolidated financial highlights of IDX Funds comprising IDX Risk-Managed Digital Assets Strategy Fund, (formerly known as IDX Risk-Managed Bitcoin Strategy Fund) and IDX Commodity Opportunities Fund, which are included in Form N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Portfolio Holdings Disclosure”, “Management and Administration”, and “Financial Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 30, 2025